UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 8, 2019

MEDIFIRST SOLUTIONS, INC

(Exact name of registrant as specified in its charter)

Nevada	000-55465	27-3888260
(State or other	(Commission File Number)	(IRS Employer
jurisdiction incorporation)		Identification No.)

4400 Route 9 South, Suite 1000, Freehold, NJ		07728
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (732) 786-8044

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting

Item 3.02	Unregistered Sales of Equity Securities.
Item 5.02	Compensatory Arrangements of Certain Officers.

On March 8, 2019, Medifirst Solutions, Inc. (the “Company”) issued sixty (60) shares (the “Shares”) of the Company’s Series C Convertible Preferred Stock (“Series C Preferred”) to the Company’s Chief Executive Officer, Bruce Schoengood. Each share of Series C Preferred has a $100.00 stated value per share (“Stated Value”). Subject to a beneficial ownership limitation equal to 4.99%, each share of Series C Preferred is convertible into 25,000 shares of the Company’s common stock (“Common Stock”). Holders of Series C Preferred are not entitled to receive dividends. In the event of any liquidation, dissolution or winding up of the Company, holders of Series C Preferred are entitled to distributions from the assets in an amount equal to, or if less, on a prorated basis, the Stated Value per share of Series C Preferred held by such holders. Holders of Series C Preferred are entitled to vote, on an as-converted basis, together with holders of Common Stock on all actions to be taken by the shareholders of the Company.

The issuance of the Shares was granted to Mr. Schoengood as a reward for Mr. Schoengood’s efforts and an incentive for Mr. Schoengood’s continued efforts in expanding the Company’s offerings and businesses in the medical pain management markets.

The issuance of the Shares was made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing description of the rights, preferences and privileges of Series C Preferred does not purport to be complete and is subject to, and qualified in its entirety by reference to the Certificate of Designation for the Series C Preferred, which is filed as Exhibit 99.1 to the Company’s Form 8-K filed on October 5, 2018 and incorporated herein by reference.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIFIRST SOLUTIONS, INC.

Dated: March 8, 2019	By:	/s/ Bruce Schoengood
President and CEO

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